AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 9, 2007
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
and
POST EFFECTIVE AMENDMENT
UNDER
THE SECURITIES ACT OF 1933

Popular, Inc.
(Exact name of Registrant as specified in its charter)

Puerto Rico	66-0667416
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

Popular Center Building
209 Muñoz Rivera Avenue
San Juan, Puerto Rico	00918
(Address of Principal Executive Offices)	(Zip Code)
POPULAR, INC. PUERTO RICO SAVINGS AND INVESTMENT PLAN
POPULAR, INC. USA 401(K) SAVINGS AND INVESTMENT PLAN
(Full title of the plan)

Jorge A. Junquera
Senior Executive Vice President
and Chief Financial Officer
209 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
(Name and address of agent for service)
(787) 765-9800
(Telephone number, including area code, of agent for service)

Copies to:
Brunilda Santos de Alvarez
Executive Vice President and Chief Legal Officer
209 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	maximum	maximum	Amount of
	to be	offering price	aggregate -	registration
Title of each class of securities to be registered	Registered (1)(2)(3)	per unit (4)	offering price	fee
Popular, Inc. Puerto Rico Savings and Investment Plan
Common Stock, par value $6.00 per share	6,000,000	$12.575	$75,450,000	$2,316.32
Popular, Inc. USA 401(K) Savings and Investment Plan
Common Stock, par value $6.00 per share	5,000,000	$12.575	$62,875,000	$1,930.26

(1)	The amount being registered also includes an indeterminate number of shares of Common Stock which may be issuable as a result of stock splits, stock dividends and antidilution provisions and other terms, in accordance with Rule 416 under the Securities Act.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered and sold pursuant to the employee benefits plans described herein.

(3)	This Registration Statement also covers the associated rights to purchase fractional shares of preferred stock of the Registrant issuable pursuant to a Stockholder Protection Rights Agreement, dated as of August 13, 1998. Until the occurrence of certain prescribed events, none of which has occurred, the rights are not exercisable, are attached to the certificates representing the Common Stock and will be transferred only with the Common Stock.

(4)	Computed pursuant to Rule 457(h) solely for purpose of determining the registration fee, based upon an assumed price of $12.575 per share, which was the average of the high and low prices of the Common Stock on August 6, 2007, as reported on the NASDAQ Stock Market.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 is being filed for the purpose of registering (i) 6,000,000 additional shares of the Registrant’s common stock, par value $6.00 per share (the “Common Stock”), that may be issued in connection with the Popular Inc. Puerto Rico Savings and Investment Plan (the “Puerto Rico Plan”); and (ii) 5,000,000 additional shares of the Common Stock that may be issued in connection with the Popular Inc. USA 401(k) Savings and Investment Plan (the “U.S. Plan”). In accordance with Instruction E of the General Instructions to Form S-8, the Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) relating to (a) the Puerto Rico Plan (File No. 333-53114) and (b) the U.S. Plan (File No. 333-80167) are incorporated by reference herein.
     Effective July 1, 2006, the Banco Popular de Puerto Rico Employees’ Stock Plan (Puerto Rico) was merged with and into the Puerto Rico Plan and, effective April 1, 2006, the Popular Financial Holdings, Inc. Savings and Retirement Plan (formerly known as the Equity One, Inc. Savings & Retirement Plan) was merged with and into the U.S. Plan (collectively, the “Terminated Plans”). This Registration Statement also constitutes Post-Effective Amendment No. 1 to the following Form S-8 Registration Statements (indicated by File No.), to remove from registration all of the shares of Common Stock that remain unsold and that are not subject to awards currently outstanding under the Terminated Plans: 333-80169, 333-94703, 33-58373 and 333-100999.

Part II —
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
     The following documents previously filed with the Commission by Popular, Inc. (the “Company”) are incorporated by reference in this Registration Statement:
          a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Commission on March 1, 2007;
          b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;
          c) The Company’s Current Report(s) on Form 8-K dated as of January 9, 2007 and January 25, 2007 filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”).
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable. The Company’s Common Stock is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
          (a) Article ELEVENTH of the Company’s Restated Certificate of Incorporation of provides the following:
               (1) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the written request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
               (2) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the written request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
               (3) To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph 1 or 2 of this Article ELEVENTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
               (4) Any indemnification under paragraph 1 or 2 of this Article ELEVENTH (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.
               (5) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Article ELEVENTH.
               (6) The indemnification provided by this Article ELEVENTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
               (7) By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Company may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the written request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power or would be required to indemnify him against such liability under the provisions of this Article ELEVENTH or of the General Corporation Law of the Commonwealth of Puerto Rico or of any other state of the United States or foreign country as may be applicable.
          (b) Article 1.02(B)(6) of the Puerto Rico General Corporation Act (the “PR-GCA”) provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase or obtaining an improper personal benefit.
          (c) Article 4.08 of the PR-GCA authorizes a Puerto Rico Corporation to indemnify its officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which such officers and directors may be made parties by reason of being officers or directors. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise.

               (d) The Company maintains a directors’ and officers’ liability insurance policy.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) For purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Commonwealth of Puerto Rico on the 9th day of August, 2007.

POPULAR, INC.
By:	/s/ Jorge A. Junquera
Name:	Jorge A. Junquera
Title:	Senior Executive Vice President and Chief Financial Officer

     The Plans. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plans) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Commonwealth of Puerto Rico on the 9th day of August, 2007.

POPULAR, INC. PUERTO RICO SAVINGS AND INVESTMENT PLAN
By:	/s/ Tere Loubriel
Name:	Tere Loubriel
Title:	Authorized Representative

POPULAR, INC. USA 401(K) SAVINGS AND INVESTMENT PLAN
By:	/s/ Tere Loubriel
Name:	Tere Loubriel
Title:	Authorized Representative

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard L. Carrion, David H. Chafey, Jr., Jorge A. Junquera and Brunilda Santos de Alvarez, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power and in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file such Registration Statement and all such amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 9th day of August, 2007.

Signature	Title	Date

/s/ Richard L. Carrión

Richard L. Carrión	Chairman of the Board, President and	August 9, 2007
Chief Executive Officer

/s/ Juan J. Bermúdez

Juan J. Bermúdez	Director	August 9, 2007
/s/ Maria Luisa Ferré

María Luisa Ferré	Director	August 9, 2007

Michael Masin	Director

/s/ Manuel Morales, Jr.

Manuel Morales, Jr.	Director	August 9, 2007

Francisco M. Rexach, Jr.	Director

/s/ Frederic V. Salerno

Frederic V. Salerno	Director	August 9, 2007

/s/ William J. Teuber, Jr.

William J. Teuber, Jr.	Director	August 9, 2007

/s/ José R. Vizcarrondo

José R. Vizcarrondo	Director	August 9, 2007

/s/ Jorge A. Junquera

Jorge A. Junquera	Senior Executive Vice President and Chief Financial Officer	August 9, 2007
(Principal Financial Officer)

/s/ Ileana González

Ileana González	Senior Vice President and Comptroller	August 9, 2007
(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit		Description

4.1	—	Articles of Incorporation of the Company, as currently in effect, incorporated by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 15, 2006 (File No. 000-13818)

4.2	—	By-laws of the Company, incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (File No. 333-80169) filed with the Securities and Exchange Commission on June 8, 1999.

4.3	—	Specimen of Certificate of the registrant’s Common Stock, par value $6 per share, incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 033-61601).

4.4	—	Stockholder Protection Rights Agreement, dated as of August 13, 1998, between Popular, Inc. and Banco Popular de Puerto Rico, as Rights Agent, including form of Rights Certificate attached as Exhibit B thereto, incorporated by reference to Exhibit 4.1 of Popular, Inc.’s Current Report on Form 8-K, dated August 13, 1998 and filed on August 21, 1998 (File No. 000-13818).

5.1	—	Opinion of Pietrantoni Méndez & Alvarez LLP with respect to the Popular, Inc. Puerto Rico Savings and Investment Plan, regarding compliance with ERISA.

5.2	—	Opinion of Foley & Lardner LLP with respect to the Popular, Inc. USA 401(k) Savings and Investment Plan, regarding compliance with ERISA.

23.1	—	Consent of Pietrantoni Mendez & Alvarez LLP (included as part of Exhibit 5.1 above).

23.2	—	Consent of Foley & Lardner LLP (included as part of Exhibit 5.2 above).

23.3	—	Consent of PricewaterhouseCoopers LLP.

24.1	—	Powers of Attorney (included on pages II-5 through II-6).